Exhibit 99.1

China TransInfo Technology Announces Record Third Quarter Results

BEIJING, Nov. 15 -- China TransInfo Technology Corp., (OTC Bulletin Board: CTFO; “China TransInfo” or “the Company”), a leading provider of public transportation information systems technology and comprehensive solutions, today announced its financial results for the third quarter ended September 30, 2007.

Third Quarter Highlights

•	Sales increased 107.5% year-over-year to a record $3.8 million
•	Gross Profit increased 29.8% year-over-year to $2.1 million, or 54.5% of sales
•	Operating income grew 33.0% year-over-year to $1.7 million
•	Net income increased to $1.7 million, or $0.08 per share
•	Company won traffic data project in Urumqi, Xinjiang Province

“We continued to experience strong demand for our products and services during the third fiscal quarter of 2007, which resulted in growth in our revenues and net income. The GIS software and solutions industry in China continued its rapid development in the third quarter of 2007 due, in part, to the Chinese government’s preference to use ‘Made in China’ GIS software applications and services for its government programs,” Mr. Xia Shudong, CEO of China TransInfo, said. “More importantly, we made significant strides to position China TransInfo as a leader in the rapidly developing market for Traffic Information Systems and real-time traffic data services in China. We announced our initial successful bids for projects in Urumqi and for the Beijing Olympics and will launch our new Transportation Information Service Operation Platform in 2008. Our goal is to develop a high margin, recurring revenue business that will leverage our technology leadership in the GIS sector.”

Third Quarter 2007 Results

For the quarter ended Sept. 30, 2007, total revenue was $3.8 million, a 107.5% increase from the $1.8 million posted during the same quarter in 2006. This was primarily due to the material increase in sales in both the digital city and transportation segments, which accounted for 57.4% and 40.2% of the total revenues in the quarter, respectively. The remaining amount was attributable to the Land & Resource sector and other businesses. During the three months ended Sept. 30, 2007, 32.1% of total sales came from software products, while 67.9% resulted from the sale of hardware products.

The company’s gross profit increased 29.8% to $2.1 million in the third quarter of 2007, as compared to $1.6 million in the prior year period. Gross margin was 54.5% in the third quarter of 2007, as compared to 87.1% during the same period in 2006. The decrease in gross margin was due to the sales mixture between software products and hardware products, as software products accounted for a higher proportion of sales in the prior year period and have a higher gross margin.

Sales, general and administrative expenses in the third quarter of 2007 were $358,355, an increase of 16.8% from the $306,850 in the third quarter of 2006. As a result of operating efficiencies, the percentage growth in operating expenses was considerably less than the growth in revenues, despite the additional costs of being a public company.

Operating income increased 33.0% to $1.7 million, or 45.0% of revenue, for the current quarter, from $1.3 million, or 70.18% of revenue, in the third quarter of 2006.

Net income increased to $1.7 million in the third quarter of 2007, or $0.08 per basic and fully diluted share, as compared to net income of approximately $1.4 million, or $0.16 per basic and fully diluted share, during the same period in 2006. Fully diluted shares outstanding increased from 8.7 million shares in the third quarter of 2006 to 19.9 million shares in the third quarter of 2007 as a result of the going public transaction and private placement completed in May of 2007.

Nine months 2007 Results

Net revenue was $8.0 million in the nine months ended Sept. 30, 2007, up 78.0% from $4.5 million in the nine months ended Sept. 30, 2006. Gross profit was $3.9 million, or 49.0% of revenue, up 39.5% from $2.8 million or 62.5% of revenue, in the nine months ended Sept. 30, 2006. Operating income was $3.1 million, or 39.0% of revenue, up 44.9% from $2.2 million, or 48.0% of revenue in the nine months ended Sept. 30, 2006. Net income was $3.0 million, or $0.21 per fully diluted share, as compared to net income of $2.3 million, or $0.27 per fully diluted share, in the nine months ended Sept. 30, 2006.

Financial Condition

On Sept. 30, 2007, cash totaled $5.2 million, up from $1.3 million on December 31, 2006. As of Sept. 30, 2007, the Company had working capital of $13.5 million. Net cash used by operations was $2.8 million for the nine months ended Sep. 30, 2007.

Total liabilities, including short term bank loans and other short term credit instruments, were $2.0 million as of Sept. 30, 2007. Stockholders’ equity totaled $16.7 million at the end of the third quarter in 2007, as compared to $6.1 million at the end of 2006. The debt to equity ratio was 0.13 for the third quarter ended Sept. 30, 2007.
Operational Highlights

-- On Sep. 28, China TransInfo signed a letter of intent with the city of Urumqi’s Department of Transportation to install global positioning system (“GPS”) control units in approximately 7,000 taxis in Urumqi, Xinjiang Province for the purpose of providing real-time traffic data to the city of Urumqi’s Department of Transportation. China TransInfo will operate the system for a 15-year period, and has rights to place interior or exterior advertisements on each taxi over the term of the agreement.

-- On Oct. 1, 2007, China TransInfo announced the launch schedule for its Transportation Information Service Operation Platform (“TIS Operation Platform”). The Company plans to launch a test version of the system in Jan. 2008 followed by the commercial launch in June 2008. The Company expects the TIS Operation Platform to have over 500,000 registered users by the second half of 2008.

-- On Oct. 2, China TransInfo was awarded a transportation information service project from China’s Ministry of Science and Technology. The project will support the Beijing 2008 Olympic Games by improving the city of Beijing’s transportation information management and service capabilities. The scope of the project includes basic techniques and standard criteria for traffic information resources integration, transportation inducement information service standards and the development and implementation of service models. The project is valued at approximately $2 million and will be completed in June 2008, in advance of the Olympic Games.

-- On Oct. 18, China TransInfo entered into a strategic partnership with Environmental Systems Research Institute (“ESRI”), the world’s leading supplier of GIS technology platforms and software products. As an ESRI global strategic partner China TransInfo is eligible to participate in ESRI’s global network, enabling the Company to exchange GIS technology with other ESRI partners throughout the world.

-- On Oct. 29, China TransInfo entered into a solution partnership with Oracle Corporation (“Oracle”), the world’s largest enterprise software company, for work within China’s transportation sector. As China TransInfo’s solution partner, Oracle will provide China TransInfo with all its products at discount price, along with the necessary technical support. In addition, both companies have agreed to periodically conducting transportation segment channel conferences to discuss how to better share market and client resources. China TransInfo believes this new solution partnership with Oracle will improve its brand recognition and profile in the industry.

Business Outlook

For 2007, the Company expects to achieve revenues of approximately $12.0 million and net income of approximately $4.3 million. For 2008, the Company increased its expected revenues to approximately $33.0 million and net income to approximately $11.0 million.

“As China continues down the path of urbanization, we expect to continue to see strong demand from government and commercial organizations for advanced GIS software applications to manage that growth. The requirements are primarily in the area of transportation, logistics and IT infrastructure for telephones and internet services. During the third quarter of 2007, we entered into contracts that could generate up to $3.79 million in revenues. Beginning in 2008, we expect that transportation information services will become an increasingly important and recurring part of our revenue mix.”

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time on Nov. 15, 2007 to discuss results for the third quarter of 2007. Joining Mr. Xia Shudong, Chief Executive officer, will be Ms. Liu Fang, IR Supervisor of China TransInfo.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 481-7939. International callers should dial (617) 847-8707. When prompted by the operator, mention conference pass code 342 796 48.

If you are unable to participate in the call at this time, a replay will be available on Thursday, November 15 at 12:00 p.m. EST, through Thursday, November 22 at 12:00 p.m. EST. To access the replay, dial (888) 286-8010. International callers should dial (617) 801-6888. The conference pass code is 342 796 48.

About China TransInfo

China TransInfo, through its subsidiary Beijing PKU ChinaFront High Technology Co., Ltd. (“PKU”), is primarily focused on providing transportation information services. The Company aims to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in China. China TransInfo is involved in developing multiple applications in transportation, digital city, land and resource filling system based on GIS technologies which is used to service the public sector. In addition, the Company is also developing its transportation system to include ETC technology. The Company is the co-formulator to several transportation technology national standards and has software patents for to 13 software product. China TransInfo has won 3 of 4 model cases sponsored by PRC Ministry of Communications. The Company’s affiliation with Peking University, which currently owns 5% of PKU, provides access to the University’s GeoGIS Research Laboratory, including 30 Ph.D. researchers. As a result, the Company is currently playing a key role in setting the standards for electrified transportation information solutions.

Safe Harbor Statement

This press release contains certain statements that may include “forward looking statements”. All statements other than statements of historical fact included herein are “forward-looking statements”. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

--FINANCIAL TABLES FOLLOW--

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
CONDENSED CONSOLIDATED BALANCE SHEET

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,184,588	$1,321,164
Restricted cash	133,400	128,200
Accounts receivable	4,295,791	2,756,541

Cost and estimated earnings in excess of billings on uncompleted contracts	2,375,694	624,589
Prepayments	2,499,331	1,116,580
Other receivable	462,360	125,556
Deferred tax assets	480,720	461,982
Other current assets	144,934	85,019
Total current assets	15,576,818	6,619,631

Prepayment on investment	253,460	243,580

Property and equipment, net	1,053,415	238,545

Deferred tax assets	189,476	211,145

Deposits		11,701

Loans to others	2,269,146	269,989
Total assets	$19,342,315	$7,594,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$176,541	$162,503
Notes payable		641,000
Billings in excess of costs and estimated earnings on uncompleted contracts	328,877	335,286
Accrued warrant liability	1,104,166
Accrued expenses	447,831	357,598
Total current liabilities	2,057,415	1,496,387

Minority Interest	592,562	4,768

Stockholders’ equity :
Preferred stock, par value $0.001 per share, 10,000,000 shares authorized and 0 shares issued and outstanding	—
Common stock, par value $0.001 per share, 150,000,000 shares authorized , 19,601,107 shares issued and outstanding	19,601
Additional paid-in capital	9,710,202	2,416,000
Retained earnings	6,476,733	3,462,666
Accumulated other comprehensive gain - translation adjustments	485,802	214,770

Total stockholders’ equity	16,692,338	6,093,436

Total liabilities and stockholders’ equity	$19,342,315	7,594,591

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006

Revenues	$7,995,464	$4,491,025	$3,757,898	$1,810,803

Cost of revenues	4,077,979	1,682,798	1,709,771	233,077

Gross profit	3,917,485	2,808,227	2,048,127	1,577,726

Expenses:
Selling, general, and administrative expenses	796,285	654,264	358,355	306,850

Income from operations	3,121,200	2,153,963	1,689,772	1,270,876

Other income (expense):
Interest income	40,216	751	19,154	239
Interest expense	(13,858)	(21,547)	(1,629)	(7,796)
Minority interest	(326,590)	(1,388)	(92,623)	3,711
Other income - net	222,711	46,986	43,559	7,060
Total other income (expense)	(77,521)	24,802	(31,539)	3,214

Net income before income taxes	3,043,679	2,178,765	1,658,233	1,274,090

Provision for income taxes	29,608	(120,981)	(4,159)	(83,696)

Net income	$3,014,071	$2,299,746	$1,662,392	$1,357,786

Weighted average shares of outstanding - basic	14,160,512	8,597,140	19,601,107	8,668,197
Weighted average shares of outstanding- diluted	14,299,401	8,597,140	19,878,885	8,668,197
Income per share -
basic	$0.21	$0.27	$0.08	$0.16
diluted	$0.21	$0.27	$0.08	$0.16

Comprehensive income
Net income	$3,014,071	$2,299,746	$1,662,392	$1,357,786
Translation adjustments	271,032	32,879	28,384	10,574
Comprehensive income	$3,285,103	$2,332,625	$1,690,776	$1,368,360

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARY
(FORMERLY INTRA-ASIA ENTERTAINMENT CORPORATION)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$3,014,071	$2,299,746
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	28,625	17,452
Minority interest	326,590	1,388
Changes in operating assets:
Increase in restricted cash
Deferred income tax expense (benefit)	29,608	(120,981)
Increase in accounts receivable	(1,397,906)	(1,544,430)
Increase in prepayment	(1,309,791)	(368,436)
Increase in other receivable	(251,711)	(233,333)
Increase in cost and estimated earnings
in excess of billings on uncompleted contracts	(1,690,066)	(78,672)
Increase in other current assets	(55,299)	(22,173)
Increase (Decrease) in accounts payable	7,294	(2,615)
Increase (Decrease) in billings in excess of costs
and estimated earnings on uncompleted contracts	(19,594)	483,080
Decrease in accrued expenses	(1,457,006)	(15,813)
Net cash provided by (used in) operating activities	(2,775,185)	415,213

Cash flows from investing activities:
Cash acquired from reverse merger of PKU	1,321,164	—
(Increase) Decrease in loan to others	(1,947,070)	269,957
Payment of cash to the shareholders of the accounting acquirer	(2,000,000)	—
(Increase) Decreae in other assets - deposits	11,924	(89,288)
Purchases of property and equipment	(823,692)	78,646
Net cash provided by (used in) investing activities	(3,437,674)	259,315

Cash flows from financing activities:
Proceeds from (payments of) short-term borrowings	(653,200)	124,980
Merger costs to be charged directly to equity	(1,447,361)	—
Proceeds from issuing shares	3,200,000	—
Net cash provided by financing activities	1,099,439	124,980

Effect of foreign currency exchange translation	39,354	(145,828)

Net increase (decrease) in cash	(5,074,066)	653,680

Cash - beginning	10,258,654	149,691
Cash - ending	$5,184,588	$803,371

Supplemental disclosures:
Interest paid	$13,858	$21,547
Income taxes paid	$—	$—

For more information, please contact:

Company Contact:
Mr. Shudong Xia, Chief Executive Officer,
China TransInfo Technology Corp
Tel: +86-10-8267-1299

Investor Relations Contact:
Mr. Crocker Coulson, President,
CCG Investor Relations
Tel: +1-646-213-1915 (NY office)
Email: crocker.coulson@ccgir.com

Source: China TransInfo Technology Corp.